SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 17, 2009

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Magna Entertainment Corp. (“Registrant” or “MEC”) entered into an employment contract with Stephen McCasey in connection with his appointment as Chief Operating Officer, East Coast, effective April 17, 2009.

The information with respect to Mr. McCasey’s employment contract, set forth in Item 5.02, is hereby incorporated by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.02 (c)	Appointment of Principal Officers

On April 17, 2009, the Board of Directors of MEC appointed Stephen McCasey, age 54, as Chief Operating Officer, East Coast (“COO, East Coast”).  Mr. Ron Charles, MEC’s Chief Operating Officer since January 7, 2008, will now serve as Chief Operating Officer, West Coast.

Mr. McCasey joined Magna International Inc. (“MII”) in September 1996 as Director of Architecture and Design.

Under the terms of Mr. McCasey’s employment agreement with MEC, dated April 17, 2009, he receives a base salary of US $200,000 per annum. The agreement and Mr. McCasey’s employment will immediately terminate upon (a) acceptance by MEC of his voluntary resignation, (b) at MEC’s option upon his disability for an aggregate of twelve months or more in any twenty-four month period, subject to any statutory requirement to accommodate such disability or provide compensation upon such termination (c) upon his death, or (d) if he is dismissed by MEC for cause or for material breach of the terms of such agreement.  Mr. McCasey or MEC may, at any time, terminate such agreement by providing the other party with six months’ prior written notice of intention to terminate. MEC may also, at any time, instead of providing Mr. McCasey with six months’ prior written notice, elect to terminate his employment immediately by paying him six months’ base salary (less statutorily required deductions).

There are no arrangements or understandings between Mr. McCasey and any other person pursuant to which he was appointed COO, East Coast. There are no relationships or related transactions between Mr. McCasey and MEC of the type required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1	Employment Agreement between Stephen McCasey and Magna Entertainment Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

April 23, 2009	by:	/s/William G. Ford
William G. Ford
Corporate Secretary